UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2010

BEYOND COMMERCE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52490	98-0512515
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Coronado Center Drive
Suite 120
Henderson, Nevada 89052
(Address of principal executive offices, including zip code)

(702) 952.9549
(Registrant’s telephone number, including area code)
 ____________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2010, Beyond Commerce, Inc.  (the “Company”) appointed William Benjamin Clark  and Mark Guest, to Beyond Commerce, Inc.’s Board of Directors.  These two appointments  replace the previously vacated Board of Director positions.

Mr. Clark has over 15 years of brick and mortar and e-commerce management experience. Mr. Clark joined Beyond Commerce, Inc. in 2007 as vice president of merchandising and joined Kaching  KaChing, Inc. at its inception in September of 2009, when it was a wholly owned subsidiary of Beyond Commerce, Inc. Prior to joining Beyond Commerce, Inc.  Mr. Clark worked with Richard Branson's Virgin Entertainment Group in London during their expansion into the US Market.  He also served as Director of Merchandising for both DVDexpress.com and Musicplex.com.  Prior to these positions, Mr. Clark operated a retail consultancy business with clients ranging from American Idol to David Beckham. Mr. Clark is currently Senior Vice President/ Retail operations with KaChing KaChing, Inc. in which Beyond Commerce, Inc. has a minority interest position.

Mr. Guest offers 20 years of experience in the direct sales industry, including positions as both an Independent Representative, Consultant and Executive within the network marketing landscape. Mr. Guest co-founded TravelMax International, as the network marketing industry was shifting to a more Internet and online based business model. He has consulted and worked alongside some of the industry’s most successful firms and individual business builders in nearly every capacity necessary in creating successful support systems, communications methods, and the teaching of day to day protocol for Independent Representatives. Mr. Guest is currently Executive Vice President with KaChing KaChing, Inc. in which Beyond Commerce, Inc. has a minority interest position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2010	Beyond Commerce, Inc. By: /s/ MARK V NOFFKE Mark V Noffke, Chief Financial Officer